UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

SINGLE TOUCH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Town Square Place, Suite 204

Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2014, Betsy J. Bernard was appointed to the Board of Directors of Single Touch Systems Inc. (the “Company”) as Lead Director, Chairperson of the Governance and Nominating Committee and a member of the Audit and Compensation Committee.

Ms. Bernard, age 59, was previously the President of AT&T, leading more than 50,000 employees with AT&T Business, a nearly $27 billion organization serving the needs of 4 million customers, a position she held from October 2002 until her retirement in December 2003. Ms. Bernard also served as President and CEO- AT&T Consumer from April 2001 through October 2002. Ms. Bernard held senior executive positions with Qwest Communications International, Inc., USWEST, Inc. AVIRNEX Communications Group and Pacific Bell. Ms. Bernard serves as a director, member of the Compensation committee and Chair of the Nominating and Governance Committees of Principal Financial Group, Inc. and Zimmer Holdings. She previously served as chair of the Telular Corporation and chair of the nominating committee at BearingPoint. Ms. Bernard serves on the advisory boards of GroTech Ventures, Innovate Partners and the Silverfern Group.

Ms. Bernard received a BA from St. Lawrence University, an MBA from Fairleigh Dickinson University, an MS degree in management from Stanford University’s Sloan Fellowship Program, and a Doctor of Laws (Honorary) from Pepperdine University.

Pursuant to our appointment letter agreement with Ms. Bernard dated July 15, 2014 (the “Bernard Agreement”), we will pay Ms. Bernard an annual cash stipend of $30,000 (in quarterly increments).

We also indicated in the Bernard Agreement an intention to make annual grants to Ms. Bernard of 200,000 five-year stock options under our 2010 Stock Plan, which annual options would vest in full upon grant.  Such stock options would remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

As contemplated by the Bernard Agreement, we granted five-year options to purchase 250,000 shares of common at an exercise price of $0.38 per share to Ms. Bernard, 200,000 of which are granted in connection with Ms. Bernard’s appointment to the Board, and 50,000 of which are granted in connection with Ms. Bernard’s appointment as Chairperson of the Governance and Nominating Committee.

The Board of Directors has concluded that Ms. Bernard is qualified to serve as a director of the Company because of her past experience in senior executive roles with leading global telecommunications companies and her significant experience as a director of public company boards, including service as chairman of the board, and experience as a member of compensation and audit committees as well as chair of nomination and governance committees.

Ms. Bernard has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Ms. Bernard and any other person pursuant to which he was appointed as a director of the Company.

A copy of the Company’s press release announcing Ms. Bernard’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 21, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINGLE TOUCH SYSTEMS INC.

Date: July 21, 2014	By:	/s/ James Orsini
	Name:	James Orsini
	Title:	Chief Executive Officer and President

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